Exhibit 99.1

News Release

Waddell & Reed Financial, Inc. Reports First Quarter Results

Operating revenues rose 23% year-over-year; operating margin 29.9%

Inflows of $4.7 billion represent annualized organic growth of 15%

Overland Park, KS, April 29, 2014 — Waddell & Reed Financial, Inc. (NYSE: WDR) today reported first quarter net income of $74.9 million, or $0.88 per diluted share, compared to net income of $78.8 million, or $0.92 per diluted share during the previous quarter and net income of $53.9 million, or $0.63 per diluted share during the first quarter of 2013.

Operating revenues of $390.4 million rose 4% sequentially and 23% compared to the same period last year.  Our operating margin was 29.9% during the quarter compared to 30.2% during the previous quarter and 26.2% during the first quarter of 2013.

Last year’s fourth quarter benefited from a record-high level of investment income due to strong investment gains and dividends and the related tax benefit from a capital loss carryforward.  While non-operating in nature, these items added approximately $0.09 to diluted earnings per share to the fourth quarter’s results, compared to $0.03 in the current quarter.

Assets under management rose 4% during the quarter and ended March at a record $131.4 billion.  Inflows of $4.7 billion accounted for the majority of the increase in asset levels, improving monthly throughout the quarter.  Each of our distribution channels saw solid inflows during the quarter.

Business Discussion

“Our results once again showcase the strength and resiliency of our distribution model,” said Hank Herrmann, Chairman and Chief Executive Officer of Waddell & Reed Financial, Inc.  “We continue to gain market share.  According to Strategic Insight, Waddell & Reed ranks 11th in net flows for stock/hybrid & bond fund managers year-to-date.  This ranking compared favorably to last year when we ranked 20th.”

The Wholesale channel had $7.0 billion of new sales, a 14% increase compared to the previous quarter and a 39% improvement compared to the same period last year.  Inflows of $3.6 billion represent an organic growth rate of 21%.  Third-party distributors continue to turn to the Ivy Funds as an investment choice for their clients, as evidenced by the steady increase in sales as well as the growing span of strategies capturing solid daily volume.  In all, seven investment strategies saw sales surpass the $100 million mark during the quarter, including three with sales in excess of $1 billion.

Our Advisors channel had record sales of $1.4 billion in the quarter, a 10% increase year-over-year.  Inflows of $217 million also exceeded last year’s levels by 14%.  The quarter brought continued improvement in productivity, reaching $60,900 per advisor during the quarter, a 21% gain compared to the same period last year.  The channel maintains an industry-low redemption rate of 8.2%.

The Institutional channel experienced solid results.  Sales of $1.55 billion were distributed across new mandates, expansion of existing mandates and ongoing sales into existing relationships.  Inflows were $875 million, close to the record levels of last year’s fourth quarter.

Management Fee Revenue Analysis

Revenues rose 4% compared to the previous quarter and 27% compared to the same period in 2013, but in both instances at a rate that was slightly below the rate of increase in average assets under management.  This difference was due to fewer days in the current period compared to the fourth quarter and a slightly lower effective fee rate.  The effective fee rate during both the first and fourth quarters of 2013 was 59.5 basis points and during the first quarter of 2014 it was 59.2 basis points.

Underwriting and Distribution Analysis

Wholesale channel

The sequential increase in revenues was due to higher asset-based Rule 12b-1 fees.  Direct costs rose on a combination of higher sales commissions and asset-based Rule 12b-1 fees paid to third party distributors.  Higher sales volume also resulted in an increase in commissions paid to our wholesalers.  Indirect costs were largely unchanged as an increase in compensation costs was offset by lower advertising costs.

Compared to the same period in 2013, revenues rose with higher levels of assets under management.  Higher asset-based Rule 12b-1 fees paid to third party distributors accounted for approximately half of the increase in direct costs, while sales commissions paid to third party distributors and wholesalers accounted for the remainder.  Indirect costs rose due to higher advertising and compensation costs.

Advisors channel

Sequentially, revenues increased with asset-based advisory fees, and to a lesser degree, Rule 12b-1 fees.  This increase in revenues was partly offset by lower front-end load sales commissions.  Direct costs increased as a percentage of revenues due to bonus adjustments in the fourth quarter and to a lesser degree, higher advisor payouts in the first quarter.  Indirect costs increased slightly as higher IT costs and payroll taxes were largely offset by lower pension, group medical, and business meeting and travel costs.

Compared to the first quarter of 2013, the increase in revenues was largely due to higher advisory fees.  Asset-based Rule 12b-1 fees and front-end load and other point-of-sale commissions also contributed to the increase in revenues.  Direct costs rose slightly more than related revenues due to increased advisor payouts while IT costs contributed to the increased indirect costs.

Compensation and Related Expense Analysis

Costs declined sequentially due to lower incentive compensation, and to a lesser degree, lower equity compensation and pension costs.  This decline was partly offset by annual merit increases and higher payroll taxes.  Compared to the same period last year, costs rose due to higher base salaries and equity compensation and were partly offset by lower pension costs.

General and Administrative Expense Analysis

Sequentially, costs were largely unchanged as a decline in advertising costs was offset by small increases in costs across a number of different items, including IT, dealer services, fund expenses and consulting.

Year-over-year, costs increased with higher legal and consulting, dealer services, temporary office staff and IT costs.

Unaudited Balance Sheet Information

Schedule of Selected Items

Quarter ended
(Amounts in millions)	March 31, 2014
Cash & cash equivalents (unrestricted)	$520.7
Investment securities	199.9
Total assets	1,348.4
Long-term debt	190.0
Total liabilities	618.9
Stockholders’ equity	729.5

	Quarter-to-Date	Year-to-Date*

Shares granted - equity compensation	38,365	780,506

($ in thousands)
Shares repurchased
Number of shares	280,186	666,351
Total cost	$17,675	$47,008

Dividend paid
Rate per share	$0.34	$0.34
Total paid	$28,986	$28,986

Capital returned to stockholders	$46,661	$75,994

* Includes activity through April 2, 2014 (date of equity grant)

Unaudited Consolidated Statement of Income

(Amounts in thousands, except for per share data)

	2013				2014
	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.
Operating Revenues:
Investment management fees	$148,445	$156,219	$165,559	$180,219	$188,037
Underwriting and distribution fees	135,419	141,597	146,863	158,940	165,267
Shareholder service fees	32,691	33,890	34,667	35,845	37,112
Total operating revenues	316,555	331,706	347,089	375,004	390,416
Operating Expenses:
Underwriting and distribution	161,571	164,844	169,046	181,252	194,951
Compensation and related costs	48,155	47,376	49,472	52,594	50,009
General and administrative	16,208	26,938	20,462	22,811	23,756
Subadvisory fees	4,484	4,291	1,667	1,778	1,877
Depreciation	3,227	3,222	3,172	3,213	3,249
Total operating expenses	233,645	246,671	243,819	261,648	273,842
Operating Income	82,910	85,035	103,270	113,356	116,574
Investment and other income	4,377	1,002	5,212	9,313	3,900
Interest expense	(2,854)	(2,858)	(2,832)	(2,700)	(2,755)
Income before taxes	84,433	83,179	105,650	119,969	117,719
Provision for taxes	30,570	31,222	37,231	41,210	42,855
Net Income	$53,863	$51,957	$68,419	$78,759	$74,864
Net income per diluted share	0.63	0.61	0.80	0.92	0.88
Weighted average shares outstanding - diluted	85,593	85,869	85,603	85,294	85,019
Operating margin	26.2%	25.6%	29.8%	30.2%	29.9%

Net Distribution Cost Analysis

(Amounts in thousands)

	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.
Wholesale Channel
U&D Revenues	$48,175	$49,846	$52,472	$56,926	$59,564
U&D Expenses - Direct	(63,548)	(64,694)	(67,107)	(72,698)	(79,700)
U&D Expenses - Indirect	(11,000)	(11,229)	(10,409)	(11,285)	(11,535)
Net Distribution (Costs)	$(26,373)	$(26,077)	$(25,044)	$(27,057)	$(31,671)

Advisors Channel
U&D Revenues	$87,244	$91,751	$94,391	$102,014	$105,703
U&D Expenses - Direct	(59,657)	(62,794)	(64,550)	(69,023)	(74,697)
U&D Expenses - Indirect	(27,366)	(26,127)	(26,980)	(28,246)	(29,019)
Net Distribution (Costs)/Excess	$221	$2,830	$2,861	$4,745	$1,987

Changes in Assets Under Management

(Amounts in millions)

	2013				2014
	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.
Wholesale Channel
Beginning assets	$48,930	$53,254	$53,860	$59,661	$67,055
Sales*	5,042	5,030	5,191	6,148	7,017
Redemptions	(3,157)	(3,983)	(3,723)	(3,449)	(3,562)
Net Exchanges	66	61	83	91	112
Net flows	1,951	1,108	1,551	2,790	3,567
Market action	2,373	(502)	4,250	4,604	(155)
Ending assets	$53,254	$53,860	$59,661	$67,055	$70,467

Advisors Channel
Beginning assets	$35,660	$37,915	$38,172	$40,767	$43,667
Sales*	1,303	1,404	1,242	1,283	1,435
Redemptions	(1,047)	(1,083)	(1,071)	(1,104)	(1,106)
Net Exchanges	(66)	(62)	(83)	(92)	(112)
Net flows	190	259	88	87	217
Market action	2,065	(2)	2,507	2,813	340
Ending assets	$37,915	$38,172	$40,767	$43,667	$44,224

Institutional Channel
Beginning assets	$11,775	$12,626	$12,312	$13,316	$15,821
Sales*	430	379	386	1,913	1,554
Redemptions	(469)	(811)	(550)	(792)	(679)
Net Exchanges	0	0	0	0	0
Net flows	(39)	(432)	(164)	1,121	875
Market action	890	118	1,168	1,384	(4)
Ending assets	$12,626	$12,312	$13,316	$15,821	$16,692

Consolidated Total
Beginning assets	$96,365	$103,795	$104,344	$113,744	$126,543
Sales*	6,775	6,813	6,819	9,344	10,006
Redemptions	(4,673)	(5,877)	(5,344)	(5,345)	(5,347)
Net Exchanges	0	(1)	0	(1)	0
Net flows	2,102	935	1,475	3,998	4,659
Market action	5,328	(386)	7,925	8,801	181
Ending assets	$103,795	$104,344	$113,744	$126,543	$131,383

* Sales is primarily gross sales (net of sales commissions).  This amount also includes net reinvested dividends & capital gains and investment income.

Supplemental Information

	2013				2014
	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.
Channel highlights
Number of Wholesalers	50	50	49	50	60
Number of Advisors	1,717	1,734	1,784	1,746	1,737
Advisors’ Productivity *	50.5	53.1	53.7	57.4	60.9

Redemption rates - long term assets
Wholesale	24.6%	29.4%	25.7%	21.7%	21.1%
Advisors	9.4%	9.1%	8.7%	8.5%	8.2%
Institutional	15.5%	25.5%	17.0%	21.6%	17.0%
Total	18.0%	21.7%	18.6%	17.1%	16.2%

Operating highlights
Organic growth/(decay) annualized	8.7%	3.6%	5.7%	14.1%	14.7%
Total assets under management (in Millions)	103,795	104,344	113,744	126,543	131,383

Diversification (Company Total)
As % of Sales
Asset Strategy	33.6%	28.5%	25.9%	27.6%	33.4%
Fixed Income	30.7%	30.4%	31.8%	24.4%	23.3%
Other	35.7%	41.1%	42.3%	48.0%	43.3%
As % of Assets Under Management
Asset Strategy	33.7%	33.4%	33.8%	34.3%	33.9%
Fixed Income	20.7%	19.9%	19.0%	18.1%	18.6%
Other	45.6%	46.7%	47.2%	47.6%	47.5%

Operating margin	26.2%	25.6%	29.8%	30.2%	29.9%

Lipper Fund Rankings

	1 Year	3 Years	5 Years
Funds ranked in top quartile	47%	30%	28%
Funds ranked in top half	67%	48%	46%

Assets ranked in top quartile	73%	64%	21%
Assets ranked in top half	83%	74%	43%

* Advisors’ productivity is calculated by dividing U&D revenues for the Advisors channel by the average number of advisors during the period.

Earnings Conference Call

Stockholders, members of the investment community and the general public are invited to listen to a live Web cast of our earnings release conference call today at 10:00 a.m. Eastern.  During this call, Henry J. Herrmann, Chairman and CEO, will review our quarterly results.  Live access to the teleconference will be available on the “Investor Relations” section of our Web site at www.waddell.com.  A Web cast replay will be made available shortly after the conclusion of the call and accessible for seven days.

Web Site Resources

We invite you to visit the “Investor Relations” section of our Web site at www.waddell.com under the caption “Data Tables” to review supplemental information schedules.

Contacts

Investor Contact:

Nicole Russell, VP, Investor Relations, (913) 236-1880, nrussell@waddell.com

Mutual Fund Investor Contact:

Call (888) WADDELL, or visit www.waddell.com or www.ivyfunds.com.

Past performance is no guarantee of future results.  Please invest carefully.

About the Company

Waddell & Reed, Inc., founded in 1937, is one of the oldest mutual fund complexes in the United States, having introduced the Waddell & Reed Advisors Group of Mutual Funds in 1940. Today, we distribute our investment products through the Waddell & Reed Wholesale channel (encompassing broker/dealer, retirement, and registered investment advisors), our Advisors channel (our network of financial advisors), and our Institutional channel (including defined benefit plans, pension plans and endowments, and our subadvisory partnership with Mackenzie in Canada).

Through its subsidiaries, Waddell & Reed Financial, Inc. provides investment management and financial planning services to clients throughout the United States. Waddell & Reed Investment Management Company serves as investment advisor to the Waddell & Reed Advisors Group of Mutual Funds, Ivy Funds Variable Insurance Portfolios and Waddell & Reed InvestEd Portfolios, while Ivy Investment Management Company serves as investment advisor to Ivy Funds. Waddell & Reed, Inc. serves as principal underwriter and distributor to the Waddell & Reed Advisors Group of Mutual Funds, Ivy Funds Variable Insurance Portfolios and Waddell & Reed InvestEd Portfolios, while Ivy Funds Distributor, Inc. serves as principal underwriter and distributor to Ivy Funds.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect the current views and assumptions of management with respect to future events regarding our business and industry in general.  These forward-looking statements include all statements, other than statements of historical fact, regarding our financial position, business strategy and other plans and objectives for future operations, including statements with respect to revenues and earnings, the amount and composition of assets under management, distribution sources, expense levels, redemption rates and the financial markets and other conditions.  These statements are generally identified by the use of such words as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “forecast,” “estimate,” “expect,” “intend,” “plan,” “project,” “outlook,” “will,” “potential” and similar statements of a future or forward-looking nature.  Readers are cautioned that any forward-looking information provided by or on behalf of the Company is not a guarantee of future performance.  Actual results may differ materially from those contained in these forward-looking statements as a result of various factors, including but not limited to those discussed below.  If one or more events related to these or other risks, contingencies or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from those forecasted or expected.  Certain important factors that could cause actual results to differ materially from our expectations are disclosed in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2013, which include, without limitation:

•                                          The loss of existing distribution channels or inability to access new distribution channels;

•                                          A reduction in assets under our management on short notice, through increased redemptions in our distribution channels or our Funds, particularly those Funds with a high concentration of assets, or investors terminating their relationship with us or shifting their funds to other types of accounts with different rate structures;

•                                          The adverse ruling or resolution of any litigation, regulatory investigations and proceedings, or securities arbitrations by a federal or state court or regulatory body;

•                                          The introduction of legislative or regulatory proposals or judicial rulings that change the independent contractor classification of our financial advisors at the federal or state level for employment tax or other employee benefit purposes;

•                                          Our inability to provide sufficient capital to support new investment products;

•                                          The ability of mutual fund and other investors to redeem their investments without prior notice or on short notice;

•                                          Our inability to implement new information technology and systems, or inability to complete such implementation in a timely or cost effective manner;

•                                          Non-compliance with applicable laws or regulations and changes in current legal, regulatory, accounting, tax or compliance requirements or governmental policies;

•                                          A decline in the securities markets or in the relative investment performance of our Funds and other investment portfolios and products as compared to competing funds; and

•                                          Our inability to attract and retain senior executive management and other key personnel to conduct our broker/dealer, fund management and investment advisory business.

The foregoing factors should not be construed as exhaustive and should be read together with other cautionary statements included in this and other reports and filings we make with the Securities and Exchange Commission, including the information in Item 1 “Business” and Item 1A “Risk Factors” of Part I and Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of Part II to our Annual Report on Form 10-K for the year ended December 31, 2013 and as updated in our quarterly reports on Form 10-Q for the year ending December 31, 2014.  All forward-looking statements speak only as the date on which they are made and we undertake no duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.